EXHIBIT 10.23

Letter Agreement dated October 21, 2013 with Amendments to the License and Collaboration Agreements between the Registrant and King Pharmaceuticals, Inc.

October 21, 2013

Via Email

Remi Barbier

Chairman, President & CEO Pain Therapeutics, Inc.

7801 N Capital of Texas Highway Suite 260

Austin, Texas 78731

Re:Agreement between Pain Therapeutic, Inc. ("PTI") and Pfizer Inc ., as successor in interest to King Pharmaceuticals, Inc. ("Pfizer")

The signatories below are parties to agreements by which Pfizer is the sublicensee of rights granted by PTI as set forth in the License Agreement ("LA") dated as of November 9, 2005, as amended , by and between PTI and Pfizer,  and the Collaboration Agreement ("CA"), dated as of November 9, 2005, as amended, by and between PTI and Pfizer.  PTI is the licensee of rights granted by Durect Corporation ("Durect") as set forth in the Development and License Agreement dated as of December 19, 2002, as amended (the "DLA"), by and between PTI and Durect related to the development and commercialization of opioid agonist products incorporating the SABER Technology, the first of these being the oxycodone product Remoxy as defined in the CA.

The parties hereby agree to the following matters:

1.  Return of Products other than Remoxy: Effective as of the date hereof, Pfizer hereby elects to terminate all of Pfizer's rights and obligations under the LA and CA with respect to hydrocodone, oxymorphone, and hydromorphone, hence forth Terminated Products pursuant to Section 3.1.4 of the CA (provided that the ninety (90) day prior written notice required by Section 3.1.4 shall not apply).  PTI agrees and acknowledges Pfizer shall not be subject to Section 3.1.3 (a) and (b) of the CA.  For clarity, Pfizer shall not be required to designate replacements for the Terminated Products or to maintain a minimum of four (4) Products.  PTI shall not designate any replacement Product on Pfizer's behalf. Remoxy shall be the only Product subject to the CA and LA.

2.

All rights and obligations with regard to the Terminated Products shall immediately    revert to PTI and vest exclusively in PTI without any royalty or other obligation to Pfizer in accordarice with Section 9.2.2(a) of the CA and Section 2.2.3 of the LA.  Except for rights and obligations under the DLA, LA and CA with respect to Remoxy, as of the date hereof Pfizer shall have no further right or obligation to develop, commercialize or sub license the Terminated Products or any product other than Remoxy under the DLA, LA and CA.  Pfizer shall no longer be subject to and shall have no further obligations with respect to any provisions of the DLA in connection with the Terminated Products or any products other than Remoxy.

3.

Freedom to Develop Any Opioid Product:  Section 7.1 of the CA is hereby amended to provide that the provisions of Section 7.1 of the CA shall not apply to the Terminated Products.  For the avoidance of doubt, PTI shall be free to develop or market Terminated Products in the Field in the Territory on its own or with or through an Affiliate, Sublicensee, licensee or other Third party, or grant to any Affiliate, Sublicensee, licensee or other Third party any right, option, or license to do so without notice or approval from Pfizer.

4.	The fourth sentence of Section 3.6 of the CA "King will spend at least $10 million ..." to the end of the Section 3.6 shall be deleted in its entirety.

5.

Minimum Annual Spend: All obligations of Pfizer with respect to the Minimum Spend whether under the DLA or CA or LA, shall be considered to be fully satisfied and discharged and Pfizer shall have no further obligation or liability in respect thereof Pfizer shall not seek repayment of any amounts paid to PTI, and PTI shall not seek any further payments from Pfizer, with respect to the Minimum Spend under the DLA for the term of the CA.

6.	Miscellaneous: Nothing in this Agreement shall be construed or inferred by PTI or any other party as indicating Pfizer's "go/no go" decision with respect to Remoxy.

7.

Publicity: Neither Party may publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party, except that PTI may disclose the existence and terms of this Agreement in a press release or other filing with the Securities and Exchange Commission.  PTI agrees to provide Pfizer with a draft copy of any such press release or filing prior to its public disclosure.

8.

Expenses related to Returned Products: PTI agrees that Pfizer is not obligated to pay the costs of any clinical trials or other development expenses related to the Terminated Products, pursuant to Section 9.2.2(a)(i) of the CA, provided that Pfizer shall continue to be bound by the other provisions of Section 9.2.2(a), and provided further that if Pfizer shall terminate its rights and obligations to Develop Remoxy, or terminates the CA or LA, Pfizer shall be obligated to pay all costs of clinical trials and other development expenses in connection with Remoxy as set forth in Section 9.2.2(a) of the CA.

9.

Non-disparagement: Neither party shall discourage or otherwise prevent any consultant, contractors, vendors or third-parties from providing products or services to the other with respect to the development and commercialization of Terminated Products or Remoxy.

10.	Full-force: Except as expressly set forth in this Agreement, the CA and LA remain in full force and effect.

11.	Defined Terms: Capitalized terms unless defined in this letter shall have the meanings ascribed to them in the relevant agreements between the parties hereto.

12.

Counterparts: This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or .pdf signature to this letter shall be effective as an original signature.

Please sign below to acknowledge your acceptance and agreement to this letter.

Pain Therapeutics, Inc.

By:/s/ REMI BARBIER

Name:Remi Barbier

Title:Chairman, President and CEO

'

Pfizer Inc.

By:/s/ STEVEN J. ROMANO, M.D.

Name:Steven J. Romano, M.D.

Title:SVP, Medicines Development Group Head